Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Trista Hertz, Director of Investor Relations	Darryl Cater, Media Relations Coordinator
(630) 218-7364	(630) 218-8000 x4896
hertz@inlandrealestate.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ACQUIRES ALGONQUIN COMMONS

OAK BROOK, Ill., February 17, 2006 --  Inland Real Estate Corporation (NYSE: IRC), through its joint venture with a client advised by Morgan Stanley Real Estate, today announced its acquisition of Algonquin Commons for $154 million.  The 565,000-square-foot lifestyle and power center is located in Algonquin, Illinois, a suburb located northwest of Chicago.

“The acquisition of Algonquin Commons represents our first transaction of a lifestyle property and we are very excited about this because it complements the high-quality open-air retail centers we already own in Chicagoland,” said Mark Zalatoris, chief operating officer for Inland Real Estate Corporation.  “Algonquin Commons also furthers our dominance in the Chicago-area retail market and the location has strong retail demographics, consistent with our strategy.  Since inception, we have now acquired $280 million in properties through this joint venture.”

Algonquin Commons opened in October 2004 and is currently 99% leased to several national specialty tenants, including Ann Taylor, Pottery Barn and Williams Sonoma, and power center tenants, including Circuit City, Office Max and Old Navy. It is located on the southwest corner of Randall Road and County Line Road, near Interstate 90 (Northwest Tollway).

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in 146 neighborhood, community, lifestyle and single-tenant retail centers located primarily in the midwestern United States, with aggregate leasable space of approximately 14 million square feet.  Additional information on Inland Real Estate Corporation is available on its website at http://www.inlandrealestate.com.

This press release contains forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

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